                                                                 EXHIBIT 8.1

                               ALSTON & BIRD LLP
                         601 Pennsylvania Avenue, N.W.
                           North Building, 10th Floor
                           Washington, DC 20004-2601
                                  202-756-3300
                               Fax: 202-756-3333
                                 www.alston.com

CHARLES W. WHEELER     DIRECT DIAL: 202-756-3308    E-MAIL: CWHEELER@ALSTON.COM


                                 April 29, 2004

Regions Financial Corporation
417 North 20th Street
Birmingham, Alabama 35202

Ladies and Gentlemen:

We have acted as counsel to Regions Financial Corporation ("Regions"), a Delaware corporation, in connection with the proposed merger by Regions with and into New Regions Financial Corporation ("New Regions"), also a Delaware corporation (the "Regions Merger"), immediately followed by the merger of Union Planters Corporation ("Union Planters"), a Tennessee corporation, with and into New Regions (the "Union Planters Merger") (collectively with the Regions Merger, the "Transaction") dated as of January 22, 2004. At your request, and in connection with the filing of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Transaction (the "Registration Statement"), we are rendering our opinion concerning material federal income tax consequences of the Transaction.

In rendering the opinions expressed herein, we have relied, with the consent of Union Planters and the consent of Regions, upon the accuracy and completeness of the statements and representations (which factual statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Union Planters and Regions dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the proxy statement-prospectus (the "Proxy Statement-Prospectus") contained therein, each as amended or supplemented through the date hereof. Any capitalized term used and not defined herein has the meaning given to it in the Agreement. Unless otherwise

    One Atlantic Center      Bank of America Plaza         90 Park Avenue         3201 Beechleaf Court,
1201 West Peachtree Street  101 South Tryon Street,      New York, NY 10016             Suite 600
  Atlanta, GA 30309-3424           Suite 4000               212-210-9400          Raleigh, NC 27604-1062
       404-881-7000         Charlotte, NC 28280-4000      Fax: 212-210-9444            919-862-2200
     Fax: 404-881-7777            704-444-1000                                      Fax: 919-862-2260
                               Fax: 704-444-1111

Regions Financial Corporation
April 29, 2004
Page 2

specified, all section references herein are to the Internal Revenue Code of 1986, as amended.

We have also assumed that: (i) the transactions contemplated by the Agreement and Plan of Merger, by and between Regions and New Regions, dated ____ (the "Regions Merger Agreement") Agreement will be consummated in accordance therewith and as described in the Proxy Statement- Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) each of the Regions Merger and the Union Planters Merger will qualify as a statutory merger under the applicable laws of the States of Delaware and Tennessee, respectively; and (iii) the Regions Merger and the Union Planters Merger will be reported by Union Planters and Regions on their respective federal income tax returns in a manner consistent with the opinion set forth below.

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

     - Each of the Regions Merger and the Union Planters Merger will constitute a reorganization within the meaning of Section 368(a), Regions and New Regions will each be a party to the reorganization within the meaning of Section 368(b) in respect of the Regions Merger, and New Regions and Union Planters will each be a party to the reorganization within the meaning of Section 368(b) in respect of the Union Planters Merger;

     - No gain or loss will be recognized by Regions or New Regions as a result of the Regions Merger, or by New Regions or Union Planters as a result of the Union Planters Merger;

     - No gain or loss will be recognized by the Regions stockholders who receive New Regions common stock for their Regions common stock pursuant to the Regions Merger (except with respect to cash received instead of a fractional share interest in New Regions common stock); and

     - No gain or loss will be recognized by the Union Planters stockholders who receive New Regions common stock for their Union Planters common stock pursuant to the Union Planters Merger

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Regions Financial Corporation
April 29, 2004
Page 3

This opinion relates solely to material United States federal income tax consequences of the Transaction and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Further, no opinion is expressed with respect to the United States federal income tax consequences to Union Planters stockholders or Regions stockholders subject to special treatment under United States federal income tax law, such as Union Planters or Regions stockholders, if any, who hold Union Planters or Regions Common Stock other than as a capital asset, who received Union Planters or Regions Common Stock upon the exercise of employee stock options or otherwise as compensation, who hold Union Planters or Regions common stock as part of a "hedge," "straddle," "constructive sale" or "conversion transaction," or who are insurance companies, securities dealers, financial institutions or foreign persons.


                                                     Very truly yours,

                                                     /s/ Charles W. Wheeler

                                                     Charles W. Wheeler
                                                     Alston & Bird LLP

CWW:al